Exhibit 34.2

[ERNST & YOUNG LOGO]
	•	Ernst & Young LLP	•	Phone: (212) 773-3000
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New York, New York 10036-6530

Report of Independent Registered Public Accounting Firm

Board of Directors
The Bank of New York

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Securities and Exchange Commission (“SEC”) Regulation AB Servicing Criteria, that The Bank of New York (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the SEC’s Regulation AB for the asset-backed securities transactions for which the Company serviced as paying agent being solely the John Deere Owner Trust 2006 securities issued and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”) as of October 31, 2006 and for the period from June 30, 2006 (the date of issuance of the John Deere Owner Trust 2006 transaction subject to the requirements of Regulation AB) through October 31, 2006 except for criteria 1122(d)(1)(i)-(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi)-(vii), 1122(d)(3)(i), 1122(d)(4)(i)-(xv), and “posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements” of 1122(d)(3)(iii) (which is the responsibility of a different servicer), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selection of a sample of transactions and compliance activities related to the Platform during the examination period, and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of October 31, 2006 and for the period from June 20, 2006 through October 31, 2006 for the Platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

December 13, 2006